Exhibit 99.1

        NEWS RELEASE

Media Contact

Drew Prairie

512-602-4425

drew.prairie@amd.com

Investor Contact:

Ruth Cotter

408-749-3887

ruth.cotter@amd.com

AMD Announces Preliminary Third Quarter Results

— Revenue Expected to Decrease Approximately 10 Percent Sequentially; Gross Margin Expected to Be Approximately 31 Percent —

SUNNYVALE, Calif. – Oct 11, 2012 – AMD (NYSE:AMD) today announced that revenue for the third quarter ended September 29, 2012 is expected to decrease approximately 10 percent sequentially. The company previously forecasted third quarter 2012 revenue to decrease 1 percent, plus or minus 3 percent, sequentially. The lower than anticipated preliminary revenue results are primarily due to weaker than expected demand across all product lines caused by the challenging macroeconomic environment.

The company now expects third quarter gross margin to be approximately 31 percent; less than the previous expectation of approximately 44 percent primarily due to an inventory write-down of approximately $100 million due to lower anticipated future demand for certain products. Third quarter gross margin was also negatively impacted by weaker than expected demand, which contributed to lower than anticipated average selling prices (ASPs) for the company’s Computing Solutions Group products and lower than expected utilization of its back-end manufacturing facilities.

Operating expenses for the third quarter are expected to decline approximately 7 percent sequentially as a result of tightly controlled expenses in the quarter.

AMD will report third quarter 2012 results after market close on Thursday, October 18, 2012. AMD will hold a conference call for the financial community at 2:00 p.m. PT (5:00 p.m. ET) that day to discuss third quarter financial results and to provide information regarding

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expected fourth quarter results. AMD will provide a real-time audio broadcast of the teleconference on the Investor Relations page at http://www.amd.com. The webcast will be available for 10 days after the conference call.

About AMD

AMD (NYSE: AMD) is a semiconductor design innovator leading the next era of vivid digital experiences with its groundbreaking AMD Accelerated Processing Units (APUs) that power a wide range of computing devices. AMD’s server computing products are focused on driving industry-leading cloud computing and virtualization environments. AMD’s superior graphics technologies are found in a variety of solutions ranging from game consoles, PCs to supercomputers. For more information, visit http://www.amd.com.

Cautionary Statement

This release contains forward-looking statements concerning AMD and its anticipated third quarter 2012 revenue, gross margin, operating expenses, anticipated future demand for certain products and inventory write-down, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “believes, “expects,” “may,” “will,” “should,” “seeks,” “intends,” “pro forma,” “estimates,” “anticipates,” “plans,” “projects,” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this release are based on current beliefs, assumptions and expectations, speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Risks include the possibility that Intel Corporation’s pricing, marketing and rebating programs, product bundling, standard setting, new product introductions or other activities may negatively impact the company’s plans; the company may be unable to develop, launch and ramp new products and technologies in the volumes that are required by the market at mature yields on a timely basis; that the company’s third party foundry suppliers will be unable to transition its products to advanced manufacturing process technologies in a timely and effective way or to manufacture the company’s products on a timely basis in sufficient quantities and using competitive technologies; the company will be unable to obtain sufficient manufacturing capacity or components to meet demand for its products or will not fully utilize its commitment with respect to GLOBALFOUNDRIES, Inc.’s microprocessor manufacturing facilities in 2012 and beyond; that customers stop buying the company’s products or materially reduce their operations or demand for the company’s products; that the company may be unable to maintain the level of investment in research and development that is required to remain competitive; that there may be unexpected variations in the market growth and demand for its products and technologies in light of the product mix that the company may have available at any particular time or a decline in demand; that the company will require additional funding and may be unable to raise sufficient capital on favorable terms, or at all; that global business and economic conditions will not improve or will worsen; that demand for computers will be lower than currently expected; and the effect of political or economic instability, domestically or internationally, on the company’s sales or supply chain. Investors are urged to review in detail the risks and uncertainties in the company’s Securities and Exchange Commission filings, including but not limited to the Quarterly Report on Form 10-Q for the quarter ended June 30, 2012.

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AMD, the AMD Arrow logo, AMD Opteron, AMD Radeon, and combinations thereof, and are trademarks of Advanced Micro Devices, Inc. Other names are for informational purposes only and used to identify companies and products and may be trademarks of their respective owner.